CONTACTS From: Matt Goldstein	For: Emily Leverone Director of Investor Relations
DDCworks	Phillips Edison - ARC Grocery Center REIT II, Inc.
mgoldstein@ddcworks.com	eleverone@phillipsedison.com
Ph: (484) 342-3600	Ph: (513) 746-2595

FOR IMMEDIATE RELEASE

Phillips Edison - ARC Grocery Center REIT II, Inc.
Acquires Grocery-Anchored Shopping Center in Florida

CINCINNATI, OH, October 14, 2014 - Phillips Edison - ARC Grocery Center REIT II, Inc. (the “Company”) today announced the acquisition of Colonial Promenade, adding the first property anchored by a Walmart Supercenter to the Company’s portfolio.

Colonial Promenade is a 280,228 square-foot grocery store-anchored shopping center located in Winter Haven, Florida, 35 miles south of Orlando. Colonial Promenade is anchored by Walmart Supercenter. Walmart is the number two grocer in central Florida by market share. Other national and regional tenants featured at the center include Fantastic Sam’s, Sally Beauty Supply, One Main Financial, Five Guys and Dollar General. The Company’s portfolio now contains ten properties representing an aggregate purchase price of approximately $170 million.

The Company also has a robust acquisitions pipeline managed by its national in-house acquisitions team to continue to identify high quality grocery-anchored shopping centers diversified by grocer, geography, tenancy, lease expirations and creditworthiness.

About Phillips Edison - ARC Grocery Center REIT II, Inc.
Phillips Edison - ARC Grocery Center REIT II, Inc. is a public non-traded real estate investment trust that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The Company is co-sponsored by two industry leaders: Phillips Edison & Company, which has acquired over $3.25 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. For more information on the Company, please visit the website at www.grocerycenterREIT2.com.

This press release contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. You should not rely on these forward-looking statements because the matters they describe are subject to the factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with the Securities and Exchange Commission as well as other known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements.

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